Exhibit 5.1

Reed Smith LLP

1901 Avenue of the Stars

Suite 700

Los Angeles, CA 90067-6078

+1 310 734 5200

Fax +1 310 734 5299

reedsmith.com

April 6, 2020

Ritter Pharmaceuticals, Inc.

1880 Century Park East, Suite 1000

Los Angeles, CA 90067

Ladies and Gentlemen:

We have represented Ritter Pharmaceuticals, Inc., a Delaware Corporation (the “Company”), in connection with a registration statement on Form S-4 (No. 333-236235) (as amended, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement provides for the registration by the Company of (i) 342,839,379 shares (as adjusted after giving effect to the reverse stock split referred to in the Registration Statement) of the Company’s common stock, par value $0.001 per share (the “Common Shares”), (ii) 5,360 shares of Series Alpha convertible preferred stock, par value $0.001 per share (the “Preferred Shares”), and (iii) 181,210,031 shares of Common Stock that may be issued upon the conversion of the Preferred Shares (the “Conversion Shares,” and, together with the Common Shares and the Preferred Shares, the “Shares”) in connection with the merger (the “Merger”) of RPG28 Merger Sub, Inc., a Delaware corporation, and a wholly owned subsidiary of the Company (“Merger Sub”), with and into Qualigen, Inc., a Delaware corporation (“Qualigen”), with Qualigen surviving the Merger as a wholly owned subsidiary of the Company, pursuant to that certain Agreement and Plan of Merger, dated as of January 15, 2020, by and among the Company, Merger Sub, and Qualigen, as amended on February 1, 2020 and March 26, 2020 (the “Merger Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement in the form filed with the Commission on the date hereof, the Merger Agreement, the Company’s Certificate of Incorporation and Bylaws, each as currently in effect, and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein only with respect to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the applicable Company stockholders, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Registration Statement and the Merger Agreement, and the Company has filed the amendment to the Amended and Restated Certificate of Incorporation of the Company with the Secretary of State of the State of Delaware effecting a reverse stock split of the Company’s Common Stock, at a ratio determined by the board of directors of the Company in the range of one new share for every 25 to 35 shares outstanding (or any number in between), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we have assumed that (i) prior to the delivery of any Shares, the Registration Statement will have been declared effective under the Securities Act and that the registration will apply to all of the Shares and will not have been modified or rescinded and that there will not have occurred any change in law affecting the validity of the issuance of such Shares, and (ii) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very Truly Yours,

/s/ Reed Smith LLP

REED SMITH LLP